UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 13, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Terex Corporation (“Terex” or the “Company”) issued a press release on November 13, 2006, announcing that Thomas J. Riordan will be appointed President and Chief Operating Officer of Terex. Mr. Riordan is expected to begin serving in this position effective January 3, 2007. Ronald M. DeFeo, who is currently Chairman, Chief Executive Officer, President and Chief Operating Officer of Terex, will continue as Chairman and Chief Executive Officer upon Mr. Riordan’s joining the Company.

Mr. Riordan, 50, has been serving as Executive Vice President and Chief Operating Officer of SPX Corporation (“SPX”) since August 2005. Prior to that, Mr. Riordan had been Executive Vice President and Co-Chief Operating Officer of SPX since December 2004. Mr. Riordan joined SPX in February 1996 as President of one of its businesses and held a variety of posts of increasing responsibility with SPX. Mr. Riordan became an officer of SPX in August 1997. Prior to joining SPX, Mr. Riordan held various positions at Borg Warner Automotive, J.I. Case and Consolidated Sawmill Machinery International.

Mr. Riordan is to receive an annual base salary of $750,000 and will be eligible to participate in the Company’s incentive bonus plan with a bonus target set at 100% of his base salary, based on the performance of Terex and Mr. Riordan’s individual performance.

Mr. Riordan will receive a grant of 60,000 shares of Terex common stock following the commencement of his employment with Terex, with fifty percent (50%) of the grant consisting of a time-based award and fifty percent (50%) of the grant consisting of a performance-based award. The time-based award will vest ratably over a four-year period, with 7,500 shares vesting annually.

The performance-based award is contingent upon the Company achieving a targeted percentage Return on Invested Capital (“ROIC”) in each of 2007, 2008, 2009 and 2010. For each of 2007, 2008, 2009 and 2010, Mr. Riordan will receive 7,500 shares if Terex achieves its targeted ROIC for such year, with the share figure subject to increase or decrease for attainment above or below the targeted ROIC for such year. For attainment at or above 120% of the target ROIC for any year, the number of shares distributed will be capped at 11,250 shares. If attainment is at 80% of the target ROIC for any year, the number of shares distributed will be 3,750. For performance below 80% of the target ROIC in any year, the entire performance-based share award for that year will be forfeited. ROIC is defined as the Company’s Consolidated Income from operations divided by the average of its (i) Debt less Cash and cash equivalents plus (ii) Total stockholders’ equity. For this purpose, Debt is calculated using the Company’s balance sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.

It is also contemplated that Mr. Riordan will receive annual long term incentive awards having a minimum economic value, as determined by the Terex Board of Directors, of $1.5 million per year in stock options, restricted stock, performance shares and/or cash.

Mr. Riordan will be offered a Change in Control and Severance Agreement in form and terms substantially similar to that provided to other executive officers of Terex, which will provide for two years of salary, bonus and benefits upon the occurrence of certain events.

Mr. Riordan also will become a participant in the Terex Supplemental Executive Retirement Plan, which provides an annual retirement benefit of 2% of Mr. Riordan’s final five year average of annual salary and bonus for each year of service with Terex for up to 20 years. Following five years of service by Mr. Riordan with Terex, the Company will recognize 10 years of Mr. Riordan’s service with SPX for vesting purposes.

Mr. Riordan will be eligible to participate in the Company’s deferred compensation plan, will receive relocation assistance in connection with his move to the Westport, Connecticut area, use of a Company vehicle, financial planning assistance, an annual physical, and a health and country club membership.

Mr. Riordan will be required to keep certain information of Terex confidential during his employment with the Company and thereafter. Mr. Riordan also will be prohibited from competing with the business of Terex during his term of employment with the Company and for a period of up to 24 months thereafter.

A copy of the Company’s press release is included as Exhibit 99.1 to this Form 8-K. A copy of Mr. Riordan’s employment letter is included as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1        Employment Letter between Terex Corporation and Thomas J. Riordan, dated November 8, 2006.

99.1	Press release of Terex Corporation issued on November 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2006

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen
Senior Vice President,
General Counsel and
Secretary